Exhibit 10.22
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is made this 1st day of February, 2007 (the “Effective Date”), by and between DAK Renewable Energy, a South Dakota entity, with an address of 304 Splitrock Blvd., Suite 205, Brandon, South Dakota 57005, (DAK Renewable Energy), and Buffalo Ridge Energy, LLC, (“Client”).
RECITALS:
     WHEREAS, Client intends to develop, finance and construct a 50 million gallon dry mill ethanol plant in or near Brandon, SD (the “Project”); and
     WHEREAS, Client wishes to engage DAK Renewable Energy to provide certain services related to the Project.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client engages DAK Renewable Energy, and DAK Renewable Energy accepts engagement, upon the terms and conditions hereinafter set forth.
1.	Term: Termination. DAK Renewable Energy’s engagement with Client shall commence as of the Effective Date and shall continue, unless extended by mutual agreement of the parties or sooner terminated as provided herein, until the actual dosing (execution and delivery of all required documents) by Client with its project lender(s) for debt financing, including senior and subordinated debt and any other Project financing characterized by debt obligations and repayable as debt which is required by the Project lender(s) or which is deemed necessary or prudent in the sole discretion of Client’s board of directors (“Financial Close”). Notwithstanding the foregoing, either party may terminate the Agreement, at anytime with or without cause, upon thirty (30) days prior written or oral notice to the other party. If Financial Close does not occur by August 31, 2007, a fee of Five Thousand and no/100 Dollars ($5,000.00) will be added to the amount due pursuant to paragraph 3 hereof until Financial Close is achieved, with all amounts to be paid at Financial Close.

2.	Services. DAK Renewable Energy shall serve as Client’s Project consultant. DAK Renewable Energy’s service providers (described in section 8 of this Agreement) shall perform the following duties incident to that service subject to Client’s approval (“Services”):
a.	Assist negotiations of contracts with various service and product providers;

b.	Assist the planning of the Clients’ equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including, but not limited to, a power point presentation and informational video), and training Client’s officers and directors to conduct Client’s equity marketing effort;

c.	Assist in graphic design of the Client’s marketing materials;

d.	Assist in placement of print and electronic media;

e.	Assist in planning of the Client’s local marketing efforts;

f.	Assist in recommendation of equipment needs for presentation.

g.	Perform such other services as Client may from time to time reasonably request and are reasonably within the scope of the services the parties anticipate will be provided. Notwithstanding the foregoing, neither DAK Renewable Energy, its members, managers, officers, employees nor agents shall be asked to, nor will actually solicit an offer to buy, or accept an offer to sell, and equity security to be issued by Client.
Subject to Client’s approval, and unless otherwise provide by this agreement, DAK Renewable Energy shall determine the manner in which the Services are to be performed and the specific hours to be worked by DAK Renewable Energy. DAK Renewable Energy acknowledges and agrees to work as many hours as may be reasonably necessary to fulfill DAK Renewable Energy’s commitments under this Agreement, in the sole discretion of Client.
3.	Payment.
a.	Within 14 days following Closing of the Offering, Client shall pay to DAK Renewable Energy One Hundred Fifty Thousand ($150,000) for the completion of Services.
4.	Expenses. Upon DAK Renewable Energy providing to Client proper documentation, Client shall reimburse DAK Renewable Energy for all reasonable, advertising costs and printing costs. No other expenses shall be reimbursed to DAK Renewable Energy.

5.	Confidentiality. In providing Services hereunder, DAK Renewable Energy may have access to documents and information relating to Client and its properties and business operations (hereafter referred to as “Confidential Information”). All such Confidential Information shall be at times during the term of this Agreement and for a period of two (2) years thereafter, be treated as confidential and sensitive proprietary business information. DAK Renewable Energy shall not, unless compelled by legal process, except in accordance with the express terms of this

Agreement or with the prior written consent of Client, disclose or permit the disclosure of any Confidential Information to any person or entity whatsoever, unless such information is otherwise readily available in the public domain. This section shall survive the termination of this Agreement.
6.	Support Services. DAK Renewable Energy shall provide the following support services for the benefit of Client: office space, secretarial support (phone callers), and office supplies.

7.	Relationship of the Parties. The parties understand that DAK Renewable Energy is an independent contractor with respect to Client, and not an employee of Client. Except as provide in section 6 above, DAK Renewable Energy, at its sole expense, shall be responsible for providing all equipment, materials, supplies and other items necessary or useful in fulfilling its obligations hereunder: and shall retain the right to control and direct the manner in which Services are to be performed.

8.	Service Providers. David Kolsrud shall provide the majority of DAK Renewable Energy’s services under this Agreement. Notwithstanding the foregoing, DAK Renewable Energy shall provide other personnel to provide DAK Renewable Energy’s services under this Agreement as needed. DAK Renewable Energy’s employees, members, or agents who perform services for Client under this Agreement shall be bound by the terms of this Agreement.

9.	Taxes: Benefits. DAK Renewable Energy shall be solely liable for, and shall Indemnify and hold the Client harmless from and against, all taxes on any compensation earned as an independent contractor hereunder, including federal and state income taxes, self-employment taxes, FICA and FUTA taxes, etc. However, any sales tax due because of the payments by Client to DAK Renewable Energy shall be paid by Client. DAK Renewable Energy shall be solely responsible for all insurance, including but not limited to medical, disability, workers compensation, and unemployment insurance. DAK Renewable Energy shall not be entitled to participate in any benefits maintained by Client. This sections shall survive the termination of this Agreement.

10.	Insurance. DAK Renewable Energy and Client shall each obtain, maintain and keep in full force and effect during the term of this Agreement such insurance coverages and in such amounts as Client may reasonably require including, without limitation, the following insurance coverages.
a.	Commercial general liability insurance with policy limits that have a combined single limit of One Million Dollars ($1,000,000.00); and b. Business automobile liability insurance, covering owned, non-owned and hired vehicles with a combined single limit of One Million Dollars ($1,000,000.00).
All insurance provided for in this section 10 shall be effective under valid and enforceable policies issued by insurers of recognized responsibility, licensed to do business in states where the respective parties currently conduct business. Each party shall name the other as an additional insured with respect to each policy. Each party shall furnish the other with proof of the payment of all premiums due on said policies of insurance and that the policies of insurance are in full force and effect. Each policy or certificate of insurance shall contain an agreement by the insurer that coverages shall not cancelled for any reason without at least 30 days prior written notice to the other party.
11.	Indemnification. Client shall indemnify and defend DAK Renewable Energy and its employees, members, managers, officers, and agents against expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which DAK Renewable Energy and/or its employees, members, managers, officers or agents are made a party by reason of performing services for Client or acting in any manner pursuant to this Agreement, except that Client shall have no obligation to indemnify and defend DAK Renewable Energy and/or its employees, members or agents for its and/or their act or omission that involve gross negligence, intentional misconduct or a known violation of the law. DAK Renewable Energy shall indemnify and defend Client and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Client and/or its employees, members, directors, officers or agents are made a party by reason of DAK Renewable Energy and/or its employees, members, managers, officers or agents commit an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.

12.	Copyright License. DAK Renewable Energy will author written and visual equity marketing materials, Power Point presentations, advertisements, a “banker’s book”, training materials and other literary works and audio visual works (the “Proprietary Information”) in fulfillment of its duties hereunder. DAK Renewable Energy hereby grants Client a non-exclusive right and license to use the Proprietary Information for its business and operations only. Client shall not have or acquire any proprietary or other right whatsoever in the Proprietary Information, except as provided herein, all of which rights belong exclusively to DAK Renewable Energy. Client shall not sell, assign, gift, sublicense or otherwise transfer to any third party any rights in the Proprietary Information without the prior written consent of DAK Renewable Energy, with the granting of said consent to be in DAK Renewable

Energy’s sole discretion- This section shall survive the termination of this Agreement.
13.	Successors and Assigns. This Agreement shall be binding upon Client and DAK Renewable Energy, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation any partnership, corporation or other entity into which Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement.

14.	Waiver. The waiver by either party of its rights under this Agreement or the failure of a party to promptly enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

15.	Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class marl addressed as follows, or such substitute street addresses as the parties may provide in writing:

To DAK Renewable Energy:	DAK Renewable Energy
Attn: David Kolsrud
304 Splitrock Blvd., Suite 205
Brandon, SD 57005

To Client:	Buffalo Ridge Energy, LLC
304 Splitrock Blvd., Suite 205
Brandon, SD 57005
16.	Applicable Law. This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota, and the parties hereby consent that the District Court situated in Minnehaha County, South Dakota, shall be the exclusive jurisdiction and venue of any disputes relating to this Agreement.

17.	Defaults. In the event of the failure of either of the parties to comply with any of the terms and provisions of this Agreement, or in the event either party has violated any of the warranties and representations made herein by that party (“Event of Default”), then such party shall be deemed to be in default hereunder and the other party shall be given written notice of such noncompliance and shall give the defaulting party seven (7) days from the date of such notice within which to correct such noncompliance.

If such default has not been corrected, or an arrangement satisfactory to the complaining party has not been made by the end of the notice period, then the complaining party may take whatever action is necessary, and exercise all remedies available in order to protect the complaining party’s rights under the terms and conditions of this Agreement. The parties agree that the remedies set forth in this section 17 shall not be exclusive, but they shall be cumulative with all other rights and remedies available, at law or in equity, to the parties. In the event of any dispute between the parties resulting from this Agreement or any provisions hereunder, the prevailing party in any such dispute shall be entitled to recover reasonable attorneys’ fees and such other costs incurred therewith.
18.	Severability. In the event that any term, condition, or provision of this Agreement is held to be invalid by any court of competent jurisdiction, such holding or holdings shall not invalidate or make unenforceable any other term, condition or provision of this Agreement. The remaining terms, conditions and provisions shall be fully severable, and shall be construed and enforced as if such invalid term, condition or provision had never been inserted in this Agreement initially.

19.	Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original document, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

DAK RENEWABLE ENERGY		BUFFALO RIDGE ENERGY, LLC

By:	/s/ David Kolsrud	By:	/s/ Gregory Van Zanten

	Its: President		Its: President